UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2011
Date of Report (Date of earliest event reported)

INFOSPI INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53104	51-0668045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19495 Biscayne Blvd. Suite 411 Aventura, Florida	33180
(Address of principal executive offices)	(Zip Code)

(305) 608-5465
Registrant’s telephone number, including area code

1720 Harrison Street, 18th Floor
Suite Penthouse A
Hollywood, Florida 33309
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on January 20, 2011, the Board of Directors of InfoSpi, Inc., a Nevada corporation (the “Company”), approved and authorized the execution of a letter of intent dated January 20, 2011 (the “Letter of Intent”) with NexPhase Lighting, Inc., a privately held Florida corporation (“NexPhase”). NexPhase is in the business of designing, developing and manufacturing high quality LED intelligent lighting fixtures.

In accordance with the terms and provisions of the Letter of Intent: (i) the Company will acquire from the shareholders of NexPhase all of the issued and outstanding shares of NexPhase; (ii) in exchange therefore, the Company will issue a certain number of shares of its restricted common stock, which specific share exchange ratio is currently under negotiation; (iii) NexPhase will transfer and assign to the Company all existing material contracts including those related to distribution, licensing and marketing and those dealing with the grant of rights for the use of any and all intellectual property; (iv) the Company will assume all other assets of NexPhase including licenses, royalty rights, equipment, product designs, marketing and sale materials, logos, trademarks, copyrights and website; (v) the Company will further assume certain liabilities of NexPhase including all trade and debt obligations; and (vi) the Company and NexPhase shall both engage in due diligence to their respective satisfaction.

The Letter of Intent is also subject to various conditions precedent including, but not limited to, the successful negotiation and execution by February 21, 2011 of a definitive agreement and related other agreements in a form acceptable to both the Company and NexPhase. In the event a definitive agreement is not executed by February 21, 2011, the Letter of Intent may be terminated.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1  Letter of Intent dated January 20, 2011 between InfoSpi Inc. and NexPhase Lighting Inc.

99.1  Press Release of InfoSpi Inc. dated January 24, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPI INC

DATE: January 24, 2011	By:	/s/Dror Svorai
Name: Dror Svorai
Title: President/Chief Executive Officer

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